EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports Third Quarter Sales Results

San Francisco, Calif., November 5, 2009 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the third fiscal quarter ended October 31, 2009, of $265.6 million, an increase of 2% compared to net sales from retail operations of $261.3 million for the third fiscal quarter of the prior year. Comparable store sales for the third fiscal quarter decreased 4%.

The Company now expects earnings for the third fiscal quarter to be in the range of $1.10 to $1.13 per diluted share.  This represents an improvement from prior guidance for the third fiscal quarter of $1.05 to $1.10 per diluted share, as well as an improvement over the prior year’s earnings of $1.06 per diluted share.

Management Presentation

For more information about third quarter sales, please listen to The Gymboree Corporation’s monthly sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, November 5 at 7:55 a.m. ET through Wednesday, November 11 at 11:59 p.m. PT.

The live broadcast of the discussion of third quarter 2009 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, November 18, 2009. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, November 25, 2009, at 800-642-1687.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 31, 2009, the Company operated a total of 951 retail stores: 630 Gymboree® stores (594 in the United States, 34 in Canada and 2 in Puerto Rico), 139 Gymboree Outlet stores, 120 Janie and Jack® shops and 62 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 628 franchised and Company-operated Gymboree Play & Music® centers in the United States and 28 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended October 31, 2009, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, extreme volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 31, 2009. These forward-looking statements reflect The Gymboree Corporation’s expectations as of October 31, 2009.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

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